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                                                                      EXHIBIT 12
                                                                     (Unaudited)
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                                        CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES
                                        Computation of Ratios of Earnings to Fixed Charges
                                           (In thousands of dollars, except ratio data)

                                                         Years Ended December 31,
                                                         -----------------------
                                              1991        1992      1993        1994          1995
                                              ----        ----      ----        ----          ----
Income (Loss) From Continuing
  Operations                             $  40,343   $  13,920   $(134,454)  $  63,305   $   771,835

Add (Deduct):
  Income Taxes                              37,855      (4,328)    (31,222)     24,951       464,728
  Portion of Rents Representative
    of an Interest Factor                    9,245       8,694       8,401       8,373         8,181
  Interest Expense on all Indebtedness     264,666     249,732     262,558     248,079       240,383
  Capitalized Interest                     (54,139)    (43,437)    (37,900)    (12,993)      (14,367)
  Preferred Stock Dividends of
    Weldwood of Canada                           9         ---         ---         ---           ---
  Equity Income of, Less Dividends
    Received From, Unconsolidated
    Affiliates                              (1,931)       (972)       (463)       (337)         (338)
                                         ---------   ---------   ---------   ---------   -----------
Income (Loss), as adjusted               $ 296,048   $ 223,609   $  66,920   $ 331,378   $ 1,470,422
                                         =========   =========   =========   =========   ===========

Fixed Charges:
  Portions of Rents Representative
    of an Interest Factor                $   9,245   $   8,694   $   8,401   $   8,373   $     8,181
  Interest Expense on all Indebtedness     264,666     249,732     262,558     248,079       240,383
  Preferred Stock Dividends of
    Weldwood of Canada                           9         ---         ---         ---           ---
                                         ---------   ---------   ---------   ---------   -----------
Fixed Charges                            $ 273,920   $ 258,426   $ 270,959   $ 256,452   $   248,564
                                         =========   =========   =========   =========   ===========


Ratio of Earnings to Fixed Charges            1.08         .87         .25        1.29          5.92
                                         =========   =========   =========   =========   ===========
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